UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response. . 38.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 24, 2006

SOUTHWEST CASINO CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN		55425
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		952-853-9990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 24, 2006, Southwest Casino Corporation (“Southwest”), through its wholly-owned subsidiary Southwest Casino and Hotel Corp., entered into a Consulting and Training Agreement with the Otoe-Missouria Tribe of Indians (the “Tribe”).  Under the terms of the Consulting and Training Agreement, Southwest will assist the Tribe in developing, implementing and improving operating procedures for the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma.  This includes reviewing and advising the Tribe regarding accounting, internal controls, budgeting, regulatory compliance, staffing levels and training needs, type and number of games offered, and marketing. In addition, Southwest will review, make recommendations, and assist the Tribe in implementing capital improvements to the facility.  Southwest will receive consulting fees equal to ten percent of the Tribe’s net revenue from its gaming operations in consideration of the consulting services it provides under this agreement.  The Consulting and Training Agreement has a term of one year, but can be terminated by either Southwest or the Tribe 30 days after delivery of notice of termination, and will also terminate if Southwest and the Tribe enter into a separate agreement under which Southwest manages gaming facilities on behalf of the Tribe and that agreement is approved by the National Indian Gaming Commission, as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: January 30, 2006

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President